    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 2002


                                                      REGISTRATION NO. 333-99277
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        ---------------------------------
                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                        ---------------------------------
                            LIBERTY MEDIA CORPORATION
             (Exact name of Registrant as specified in its charter)


                Delaware                                        84-128870
      (State or other jurisdiction                          (I.R.S. Employer
   of incorporation or organization)                       Identification No.)

       12300 Liberty Boulevard, Englewood, Colorado 80112, (720) 875-5400 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

            Elizabeth M. Markowski, Esq.                         Copy To:
              Liberty Media Corporation                 Robert W. Murray Jr., Esq.
               12300 Liberty Boulevard                      Baker Botts L.L.P.
              Englewood, Colorado 80112                    30 Rockefeller Plaza
                   (720) 875-5400                     New York, New York 10112-4998
  (Name, address, including zip code, and telephone           (212) 408-2500
 number, including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the later to occur of (1) the effective date hereof and (2) the record date for the distribution of the rights registered hereby.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                               Proposed            Proposed
                                                               Maximum             Maximum             Amount of
        Title of Each Class of            Amount To Be        Aggregate           Aggregate           Registration
     Securities to be Registered           Registered       Price Per Unit      Offering Price            Fee
--------------------------------------- ------------------ ----------------- --------------------- -------------------
Series A common stock, par value $.01
per share                                  103,426,000
                                             shares(1)         $6.91(2)         $714,673,660(2)          $65,750
--------------------------------------- ------------------ ----------------- --------------------- -------------------
Transferable rights to purchase
shares of Series A Common Stock            103,426,000
                                            rights(1)            (3)                 (3)                  (3)
--------------------------------------- ------------------ ----------------- --------------------- -------------------
                                 Total                                                                  $65,750(4)
======================================= ================== ================= ===================== ===================



(1) This amount is based upon the number of outstanding shares of Series A common stock, par value $.01 per share, and Series B common stock, par value $.01 per share, of the Registrant as of September 30, 2002.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based on the average of the high and low sales prices of the Series A common stock as reported by the New York Stock Exchange on October 21, 2002 discounted by 15%, the minimum discount that may be used to calculate the subscription price for each right.


(3) Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.





(4) Of the aggregate registration fee, $28,520 was paid by the Registrant on September 6, 2002, in connection with the filing of its Form S-4 registration statement with respect to the same securities being registered hereby.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                                                          [LOGO]


PROSPECTUS
                            LIBERTY MEDIA CORPORATION


                UP TO 103,426,000 SHARES OF SERIES A COMMON STOCK


                         ------------------------------



         We are distributing to our shareholders 0.04 transferable subscription rights to purchase shares of our Series A common stock for each share of our common stock, without regard to series, held by them at the close of business on October 31, 2002, which is the record date for the distribution.

         Each right entitles the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, each whole right entitles the holder to purchase one share of our Series A common stock at a subscription price of $[__] per share. Under the oversubscription privilege, each rightsholder which exercises its basic subscription privilege, in full, will have the right to subscribe, at the same subscription price, for up to that number of shares of Series A common stock which are not purchased by other rightsholders under their basic subscription privilege. We are offering our rightsholders up to an aggregate 103,426,000 shares of our Series A common stock. If you deliver an oversubscription request for shares of our Series A common stock and we receive oversubscription requests for more shares than we have available for oversubscription, you will receive your pro rata portion of the available shares based on the number of shares you purchase under your basic subscription privilege or, if less, the number of shares for which you oversubscribe. All exercises of rights are irrevocable.

         The subscription price for shares may only be paid in cash. If all rights are exercised, we will receive approximately $[___] million from the rights offering, after paying estimated expenses.

         The rights offering will expire at the expiration time of 5:00 p.m., New York City time, on December 2, 2002, unless we decide to extend it. NO EXERCISES OF RIGHTS WILL BE ACCEPTED FOLLOWING THE EXPIRATION TIME. We may terminate the rights offering for any reason before the expiration time. Unless we earlier terminate the rights offering, we will issue the shares purchased by you in the rights offering as soon as practicable following the expiration time. EquiServe Trust Company, N.A. is the subscription agent for the rights offering.

         Our Series A common stock is listed under the symbol "L" on the New York Stock Exchange. On [_____], 2002, the closing sale price of our Series A common stock was $[__] per share on the NYSE. It is anticipated that the rights will be traded on the NYSE under the symbol "LMC.RT".


         Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our telephone number at that address is (720) 875-5400.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is October 28, 2002.

                                TABLE OF CONTENTS



PROSPECTUS SUMMARY........................................................................................1
RISK FACTORS..............................................................................................7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................................................12
USE OF PROCEEDS...........................................................................................13
DIVIDEND POLICY...........................................................................................13
PRICE RANGE OF SERIES A COMMON STOCK......................................................................13
CAPITALIZATION............................................................................................14
THE RIGHTS OFFERING.......................................................................................15
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................................................25
PLAN OF DISTRIBUTION......................................................................................29
LEGAL MATTERS.............................................................................................29
EXPERTS...................................................................................................29
WHERE TO FIND MORE INFORMATION............................................................................30



                                      ***

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the important information that you should consider before exercising the rights and investing in our common stock. You should read the entire prospectus carefully.


QUESTIONS AND ANSWERS


Q:       What is a rights offering?


A: A rights offering is a distribution of subscription rights on a pro rata basis to all shareholders of a company. We are distributing to holders of our Series A common stock and Series B common stock 0.04 transferable subscription rights for each share of common stock held by them, without regard to series, at 5:00 p.m., New York City time, on October 31, 2002.


Q:       What is a right?


A: Each whole right entitles its holder to purchase one share of our Series A common stock at the subscription price of $[__] per share, a discount to the $[__] per share closing price of our Series A common stock on the NYSE on the date that the subscription price was determined. Each right carries with it a basic subscription privilege and an oversubscription privilege.


Q:       What is the basic subscription privilege?

A: The basic subscription privilege entitles each holder of a whole right to purchase one share of our Series A common stock for the subscription price.

Q:       What is the oversubscription privilege?

A: The oversubscription privilege entitles each holder of a whole right, if the holder fully exercises its basic subscription privilege, to subscribe at the subscription price for up to that number of shares of our Series A common stock that are offered in the rights offering but are not purchased by the other rightsholders under their basic subscription privilege.

Q:       What are the limitations on the oversubscription privilege?

A: We will be able to satisfy exercises of the oversubscription privilege of the rights only if holders of those rights subscribe for less than all of the shares of our Series A common stock that may be purchased under the basic subscription privilege of those rights. If sufficient shares are available, we will honor the oversubscription requests in full. If oversubscription requests exceed the shares available, we will allocate the available shares pro rata among those who oversubscribed in proportion to the number of shares of Series A common stock that each rightsholder purchases pursuant to its basic subscription privilege.

Q:       When will the rights offering expire?


A: The rights offering will expire at the expiration time of 5:00 p.m., New York City time, on December 2, 2002, unless we extend it. We may extend the expiration time for any reason.


Q:       Are there any conditions to the consummation of the rights offering?

A:       No. There are no conditions to the consummation of the rights offering.

Q:       Can you terminate the rights offering?

A: Yes. We may terminate the rights offering for any reason before the expiration time.

Q: If you terminate the rights offering, will my subscription payment be refunded to me?

A: Yes. If we terminate the rights offering, the subscription agent will return all subscription payments promptly. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering.

Q:       Why are you conducting the rights offering?

A: We have an ongoing need for cash to take advantage of business opportunities as they arise. We intend to use the funds raised pursuant to this rights offering to fund our future capital needs, including acquisition and investment opportunities. We continue to review regularly these opportunities as they become available.

         We were split off from AT&T Corp. in August 2001. In connection with the split off, the Internal Revenue Service issued a private letter ruling confirming that the split off would qualify as a tax-free transaction to AT&T and its shareholders. The request for rulings and the private letter ruling issued by the IRS stated that we intended to issue a total of at least $500 million of our equity within a specified time period following the split off. We believe that the issuance of stock pursuant to this rights offering conforms with this statement of our intentions.

Q:       How will you use the proceeds received from the rights offering?


A: If all of the rights are exercised, we will receive approximately $[____] million, before deducting any offering expenses. These expenses are estimated to be $1.1 million. We will use any net proceeds we receive from the rights offering for general corporate purposes.


Q:       How many shares of your common stock are currently outstanding?


A: As of September 30, 2002, we had outstanding 2,373,439,500 shares of our Series A common stock and 212,045,288 shares of our Series B common stock. These numbers exclude outstanding stock options and warrants to purchase shares of our common stock. Each share of our Series B common stock is convertible into one share of our Series A common stock, at the option of the holder. If the rights offering is fully subscribed, the number of outstanding shares of our Series A common stock will increase by 103,426,000 following the issuance of all shares purchased in the rights offering. The number of outstanding shares of our Series B common stock will not change as a result of the rights offering.


Q:       How do I exercise my rights?

A: Each holder who wishes to exercise the basic subscription privilege under its rights should properly complete and sign its rights certificate and deliver the rights certificate together with payment of the subscription price for each share of common stock subscribed for to the subscription agent before the expiration time. Each holder who further wishes to exercise the oversubscription privilege under its rights must also include payment of the subscription price for each share of Series A common stock subscribed for under the oversubscription privilege. We recommend that any rightsholder who uses the United States mail to effect delivery to the subscription agent use insured, registered mail with return receipt requested. Any holder who cannot deliver its rights certificate to the subscription agent before the expiration time may use the procedures for guaranteed delivery described under the heading "The Rights Offering -- Guaranteed Delivery Procedures." We will not pay interest on subscription payments. We have provided more detailed instructions on how to exercise the rights under the heading "The Rights Offering" beginning with the section entitled "--Exercising Your Rights," in the rights certificates themselves and in the document entitled "Instructions for Use of Liberty Media Corporation Rights Certificates" that accompanies this prospectus.

Q:       How may I pay my subscription price?


A: Your cash payment of the subscription price must be made by either check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent.


Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker or a custodian bank?

A: We will ask brokers, dealers and nominees holding shares of our common stock on behalf of other persons to notify these persons of the rights offering. Any beneficial owner wishing to sell or exercise its rights will need to have its broker, dealer or nominee act on its behalf. Each beneficial owner should complete and return to its broker, dealer or nominee the form entitled "Beneficial Owner Election Form." This form will be available with the other subscription materials from brokers, dealers and nominees holding shares of our common stock on behalf of other persons.

Q: Will I receive subscription materials by mail if my address is outside the United States?


A: No. We will not mail rights certificates to any person with an address outside the United States. Instead, the subscription agent will hold rights certificates for the account of all foreign holders. To exercise those rights, each such holder must notify the subscription agent on or before 11:00 a.m., New York City time, on November 26, 2002, and establish to the satisfaction of the subscription agent that it is permitted to exercise its rights under applicable law. The subscription agent will attempt to sell, if feasible, the rights held on behalf of any foreign holder who fails to notify the subscription agent and provide acceptable instructions to it by such time (and assuming no contrary instructions are received). The estimated proceeds, if any, of any such sale will be payable to the applicable foreign holder.


Q:       Will I be charged any fees if I exercise my rights?

A: We will not charge a fee to holders for exercising their rights. However, any holder exercising its rights through a broker, dealer or nominee will be responsible for any fees charged by its broker, dealer or nominee.

Q:       May I transfer my rights if I do not want to purchase any shares?


A: Yes. The rights being distributed to our shareholders are transferable and we anticipate that they will be traded on the NYSE until the close of business on the last trading day before the expiration time. However, we cannot assure you that a trading market for the rights will develop.


Q:       How may I sell my rights?

A: Any holder who wishes to sell its rights should contact its broker or dealer. Any holder who wishes to sell its rights may also seek to sell the rights through the subscription agent. Each holder will be responsible for all fees associated with the sale of its rights, whether the rights are sold through its own broker or dealer or the subscription agent. We cannot assure you that any person, including the subscription agent, will be able to sell any rights on your behalf. Please see "The Rights Offering--Method of Transferring and Selling Rights" for more information.

Q:       Am I required to subscribe in the rights offering?

A: No. However, any shareholder who chooses not to exercise its rights will experience dilution to its equity interest in our company.

Q: If I exercise rights in the rights offering, may I cancel or change my decision?

A: No. All exercises of rights are irrevocable even if we extend the subscription period. We may extend the expiration time for any reason.

Q: If I exercise my rights, when will I receive the shares for which I have subscribed?

A: We will issue the shares for which subscriptions have been properly delivered to the subscription agent prior to the expiration time as soon as practicable following the expiration time. We will not be able to calculate the number of shares to be issued to each exercising rightsholder until the third business day after the expiration time, which is the latest time by which rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under "The Rights Offering--Exercising Your Rights--Guaranteed Delivery Procedures." Shares that you purchase in the rights offering will be listed on the NYSE.

Q: Have you or your board of directors made a recommendation as to whether I should exercise or sell my rights or how I should pay my subscription price?

A: No. Neither we nor our board of directors has made any recommendation as to whether you should exercise or transfer your rights. You should decide whether to transfer your rights, subscribe for shares of our Series A common stock, or simply take no action with respect to your rights, based upon your own assessment of your best interests.

Q:       What are the tax consequences of the rights offering to me?

A: Shareholders who receive rights will not recognize taxable income in connection with the distribution or exercise of the rights. Any holder who sells its rights or the shares of common stock that it acquires by exercising its rights may recognize a gain or loss. For a complete summary of the material U.S. federal income tax consequences to holders of our common stock, please see the section entitled "Certain Federal Income Tax Consequences."

Q:       What should I do if I have other questions?


A: If you have questions or need assistance, please contact D.F. King & Co., Inc., the information agent for the rights offering, at:

                                 77 Water Street
                            New York, New York 10005
                 Banks and brokers call collect: (212) 269-5550
                    All others call toll free: (800) 755-7250

         For further assistance on how to subscribe for shares, you may also contact EquiServe, the subscription agent for the rights offering, by mail or telephone at:

                                    EquiServe
                                c/o Liberty Media
                                  PO Box 43025
                       Providence, Rhode Island 02940-3025
                    Foreign Shareholders call: (781) 575-3590
                         All others call: (866) 367-6355

RECENT DEVELOPMENTS

Pending Acquisition of Casema


         On July 31, 2002, we entered into a definitive agreement to acquire (1) all of the outstanding capital stock of Casema Holding B.V. from Dutchtone Group B.V., which is an 86% owned subsidiary of France Telecom, S.A., and (2) all of the intercompany indebtedness owed by Casema and its subsidiaries to France Telecom, for an aggregate purchase price of approximately euro 750 million, subject to certain adjustments. Casema is the third largest cable operator in the Netherlands by number of subscribers. If closed, the acquisition would add approximately 1.3 million cable subscribers to our European operations. The acquisition of Casema is subject to customary closing conditions, including clearance from the Dutch regulatory authorities. If the closing does not occur by October 31, 2002, we and France Telecom each have the right to terminate the agreement. We think it is unlikely that the closing will occur by October 31, 2002, and, as a result, we cannot assure you that we will be able to close this acquisition.


Acquisition of Wink Communications

         On August 22, 2002, we completed the acquisition by merger of Wink Communications, Inc. for total cash consideration of approximately $100 million. Through the merger, Wink became an indirect wholly owned subsidiary of our company, and each outstanding share of Wink common stock was converted into the right to receive $3.00 in cash, without interest. On October 4, 2002, we completed a transaction pursuant to which we sold our interest in Wink to OpenTV Corp. for the amount we paid for it plus our out of pocket expenses. Wink provides mass-market interactive television solutions in North America. Wink's technology platform enables viewers to access program-related information (such as weather, sports updates, trivia and play-along games), to process transactions with advertisers and programmers (such as purchases) and to make requests of advertisers and programmers (such as requests for product samples), without interruption in their television viewing. Wink also collects, analyzes and routes viewer behavior and response data to advertisers and broadcasters, which assists them in evaluating the success and value of their television campaigns.

Acquisition of Controlling Ownership Interest in OpenTV

         On August 27, 2002, we completed a transaction with MIH Limited, pursuant to which we acquired MIH's controlling ownership stake in OpenTV Corp. for 15.4 million shares of our Series A common stock and approximately $46.2 million in cash. When combined with our prior shareholdings, the MIH transaction increased our total economic interest in OpenTV to approximately 40% and our total voting interest to approximately 85%. OpenTV is one of the world's leading interactive television companies. OpenTV provides software, content and applications, and professional services that enable digital television network operators to deliver and manage interactive television services on cable, satellite and terrestrial platforms. OpenTV's middleware is deployed in more than 25 million digital set-top boxes worldwide.

RISK FACTORS

         The purchase of our common stock pursuant to the exercise of rights involves a high degree of risk. You should read and carefully consider the information set forth under "Risk Factors" beginning on page 7 and the information contained elsewhere in this prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION


         The following table provides you with selected historical consolidated financial data of Liberty Media. From August 1994 to March 1999 Liberty Media was a wholly owned subsidiary of Tele-Communications, Inc. On March 9, 1999, AT&T Corp. acquired TCI in a merger transaction and changed TCI's name to AT&T Broadband. For financial reporting purposes, the merger of AT&T and TCI is deemed to have occurred on March 1, 1999. In connection with that merger, the assets and liabilities of Liberty Media were adjusted to their respective fair values pursuant to the purchase method of accounting. For periods prior to March 1, 1999, the assets and liabilities of Liberty Media and the related consolidated results of operations are referred to below as "Old Liberty," and for periods subsequent to February 28, 1999, the assets and liabilities of Liberty Media and the related consolidated results of operations are referred to as "New Liberty." Also, in connection with that merger, TCI effected an internal restructuring as a result of which certain net assets and approximately $5.5 billion in cash were contributed to Liberty Media. On August 10, 2001, AT&T effected a split off of Liberty Media and as a result of that transaction, Liberty Media is no longer a subsidiary of AT&T. We derived the following historical consolidated financial data from our consolidated financial statements. It is important that when you read this information, you read along with it the consolidated financial statements and accompanying notes of Liberty Media incorporated by reference in this prospectus. For a list of documents incorporated by reference in this prospectus, see "Where You Can Find More Information."

                                                       NEW LIBERTY                                         OLD LIBERTY
                                  -------------------------------------------------              ---------------------------------

                                     SIX         SIX                                   TEN         TWO
                                   MONTHS       MONTHS         YEAR         YEAR      MONTHS      MONTHS         YEAR ENDED
                                    ENDED        ENDED         ENDED        ENDED     ENDED       ENDED          DECEMBER 31,
                                   JUNE 30,     JUNE 30,      DECEMBER     DECEMBER  DECEMBER    FEBRUARY   ----------------------
                                     2002         2001        31, 2001     31, 2000  31, 1999    28, 1999     1998          1997
                                  ---------     --------      --------     --------  --------    ---------  --------      --------
                                 (UNAUDITED)  (UNAUDITED)
                                                            (IN MILLIONS)                                 (IN MILLIONS)
OPERATING DATA:
Revenue ........................  $  1,023      $  1,017      $  2,059     $  1,526  $    729    $    235   $  1,359      $  1,225
Operating income (loss) ........        65          (402)       (1,127)         436    (2,214)       (158)      (431)         (260)
Interest expense ...............      (215)         (269)         (525)        (135)      (26)       (104)      (399)          (40)
Share of losses of affiliates,
  net ..........................      (244)       (2,547)       (4,906)      (3,485)     (904)        (66)    (1,002)         (785)
Non-temporary declines in fair
  value of investments .........    (5,134)         (604)       (4,101)      (1,463)       --          --         --            --
Gain (loss) on dispositions,
  net ..........................      (397)          (58)         (310)       7,340         4          14      2,449           406
Net earnings (loss) ............    (4,569)       (2,277)       (6,203)       1,485    (2,021)        (70)      (470)          622

BALANCE SHEET DATA (AT PERIOD
END):
Cash and cash equivalents ......  $  1,975                    $  2,077     $  1,295  $  1,714               $    228      $    100
Short-term investments .........       107                         397          500       378                    159           248
Investments in affiliates ......     7,825                      10,076       20,464    15,922                  3,079         2,359
Investments in available-for-
  sale securities and other
  cost investments .............    19,661                      23,199       19,035    28,593                 10,539         3,971
Total assets ...................    39,743                      48,194       54,268    58,658                 15,783         7,735
Debt, including current
  portion and call option
obligations ....................     6,078                       7,227        6,363     3,277                  2,096           785
Stockholders' equity ...........    24,247                      30,123       34,109    38,408                  8,820         4,707

                                  RISK FACTORS


         An investment in our common stock involves risk. You should carefully consider the following factors, as well as the other information included in this prospectus and in the documents we have incorporated by reference before deciding to subscribe for shares of our common stock. Any of the following risks could have a material adverse effect on the value of our common stock.

FACTORS RELATING TO OUR COMPANY

         WE DEPEND ON A LIMITED NUMBER OF POTENTIAL CUSTOMERS FOR CARRIAGE OF OUR PROGRAMMING SERVICES. The cable television and direct-to-home satellite industries are currently undergoing a period of consolidation. As a result, the number of potential buyers of our programming services and those of our business affiliates is decreasing. Until August of 2001, we were a subsidiary of AT&T Corp. AT&T's cable television subsidiaries and affiliates, which as a group comprise one of the two largest operators of cable television systems in the United States, are collectively the largest single customer of our programming companies. With respect to some of our programming services and those of our business affiliates, this is the case by a significant margin. The existing agreements between AT&T's cable television subsidiaries and affiliates and the program suppliers owned by or affiliated with us were entered into with Tele-Communications, Inc., prior to its merger with AT&T in March of 1999. We were a subsidiary of TCI at the time of that merger. There can be no assurance that our owned and affiliated program suppliers will be able to negotiate renewal agreements with AT&T's cable television subsidiaries and affiliates on commercially reasonable terms or at all. Although AT&T has agreed to extend any existing affiliation agreement of ours and our affiliates that expires on or before March 9, 2004 to a date not before March 9, 2009, that agreement is conditioned on mutual most favored nation terms being offered and the arrangements being consistent with industry practice. In addition, AT&T and Comcast Corporation have entered into an agreement to merge AT&T Broadband LLC, the holding company for AT&T's cable television business, with Comcast. The transaction recently received shareholder approval but remains subject to customary closing conditions, including the receipt of regulatory approvals. We cannot assure you as to what effect, if any, this merger will have on these programming arrangements.

         THE LIQUIDITY AND VALUE OF OUR INTERESTS IN OUR BUSINESS AFFILIATES MAY BE ADVERSELY AFFECTED BY SHAREHOLDERS AGREEMENTS AND SIMILAR AGREEMENTS TO WHICH WE ARE A PARTY. We own equity interests in a broad range of domestic and international video programming and communications businesses. A significant portion of the equity securities we own is held pursuant to shareholder agreements, partnership agreements and other instruments and agreements that contain provisions that affect the liquidity, and therefore the realizable value, of those securities. Most of these agreements subject the transfer of the stock, partnership or other interests constituting equity securities to consent rights or rights of first refusal of the other shareholders or partners. In certain cases, a change in control of our company or of the subsidiary holding our equity interest will give rise to rights or remedies exercisable by other shareholders or partners, such as a right to initiate or require the initiation of buy/sell procedures. Some of our subsidiaries and business affiliates are parties to loan agreements that restrict changes in ownership of the borrower without the consent of the lenders. All of these provisions will restrict our ability to sell those equity securities and may adversely affect the price at which those securities may be sold. For example, in the event buy/sell procedures are initiated at a time when we are not in a financial position to buy the initiating party's interest, we could be forced to sell our interest at a price based upon the value established by the initiating party, and that price might be significantly less than what we might otherwise obtain.

         WE DO NOT HAVE THE RIGHT TO MANAGE OUR BUSINESS AFFILIATES, WHICH MEANS WE CANNOT CAUSE THOSE AFFILIATES TO OPERATE IN A MANNER THAT IS FAVORABLE TO US. We do not have the right to manage the businesses or affairs of any of our business affiliates in which we have less than a majority voting interest. Rather, our rights may take the form of representation on the board of directors or a partners' or similar committee that supervises management or possession of veto rights over significant or extraordinary actions. The scope of our veto rights varies from agreement to agreement. Although our board representation and veto rights may enable us to exercise influence over the management or policies of an affiliate and enable us to prevent the sale of assets by a business affiliate in which we own less than a majority voting interest or prevent it from paying dividends or making distributions to its shareholders or partners, they do not enable us to cause these actions to be taken.

         OUR BUSINESS IS SUBJECT TO RISKS OF ADVERSE GOVERNMENT REGULATION. Programming services, cable television systems, satellite carriers and television stations are subject to varying degrees of regulation in the United States by the Federal Communications Commission and other entities. Such regulation and legislation are subject to the political process and have been in constant flux over the past decade. In addition, substantially every foreign country in which we have, or may in the future make, an investment regulates, in varying degrees, the distribution and content of programming services and foreign investment in programming companies and wireline and wireless cable communications, satellite and telephony services. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that our business and the business of our affiliates will not be adversely affected by future legislation, new regulation or deregulation.

         WE MAY MAKE SIGNIFICANT CAPITAL CONTRIBUTIONS AND LOANS TO OUR SUBSIDIARIES AND BUSINESS AFFILIATES TO COVER THEIR OPERATING LOSSES AND FUND THEIR DEVELOPMENT AND GROWTH, WHICH COULD LIMIT THE AMOUNT OF CASH AVAILABLE TO PAY OUR OWN FINANCIAL OBLIGATIONS OR TO MAKE ACQUISITIONS OR INVESTMENTS. The development of video programming, communications and technology businesses involves substantial costs and capital expenditures. As a result, many of our business affiliates have incurred operating and net losses to date and are expected to continue to incur significant losses for the foreseeable future. Our results of operations include our, and our consolidated subsidiaries', share of the net losses of affiliates. Our net losses included $244 million for the first six months of 2002, $4,906 million for calendar year 2001 and $3,485 million for calendar year 2000 attributable to net losses of affiliates.

         We have assisted, and may in the future assist, our subsidiaries and business affiliates in their financing activities by guaranteeing bank and other financial obligations. At June 30, 2002, we had guaranteed various loans, notes payable, letters of credit and other obligations of certain of our subsidiaries and business affiliates totaling approximately $645 million.

         To the extent we make loans and capital contributions to our subsidiaries and business affiliates or we are required to expend cash due to a default by a subsidiary or business affiliate of any obligation we guarantee, there will be that much less cash available to us with which to pay our own financial obligations or make acquisitions or investments.

         IF WE FAIL TO MEET REQUIRED CAPITAL CALLS TO A SUBSIDIARY OR BUSINESS AFFILIATE, WE COULD BE FORCED TO SELL OUR INTEREST IN THAT COMPANY, OUR INTEREST IN THAT COMPANY COULD BE DILUTED OR WE COULD FORFEIT IMPORTANT RIGHTS. We are parties to shareholder and partnership agreements that provide for possible capital calls on shareholders and partners. Our failure to meet a capital call, or other commitment to provide capital or loans to a particular subsidiary or business affiliate, may have adverse consequences to us. These consequences may include, among others, the dilution of our equity interest in that company, the forfeiture of our right to vote or exercise other rights, the right of the other shareholders or partners to force us to sell our interest at less than fair value, the forced dissolution of the company to which we have made the commitment or, in some instances, a breach of contract action for damages against us. Our ability to meet capital calls or other capital or loan commitments is subject to our ability to access cash. See "--We could be unable in the future to obtain cash in amounts sufficient to service our financial obligations" below.

         WE ARE SUBJECT TO THE RISK OF POSSIBLY BECOMING AN INVESTMENT COMPANY. Because we are a holding company and a significant portion of our assets consists of investments in companies in which we own less than a 50% interest, we run the risk of inadvertently becoming an investment company that is required to register under the Investment Company Act of 1940. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.

         To avoid regulation under the Investment Company Act, we monitor the value of our investments and structure transactions with an eye toward the Investment Company Act. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our publicly traded holdings, could result in our becoming an inadvertent investment company. If we were to become an inadvertent investment company, we would have one year to divest of a sufficient amount of investment securities and/or acquire other assets sufficient to cause us to no longer be an investment company.

         If it were established that we are an unregistered investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the Securities and Exchange Commission, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

         WE COULD BE UNABLE IN THE FUTURE TO OBTAIN CASH IN AMOUNTS SUFFICIENT TO SERVICE OUR FINANCIAL OBLIGATIONS. Our ability to meet our financial obligations depends upon our ability to access cash. We are a holding company, and our sources of cash include our available cash balances, net cash from operating activities, dividends and interest from our investments, availability under credit facilities and proceeds from asset sales. We cannot assure you that we will maintain significant amounts of cash, cash equivalents or marketable securities in the future.

         We obtained from one of our subsidiaries net cash in the form of dividends in the amount of $23 million in calendar year 2001 and $5 million in calendar year 2000. We did not obtain any cash dividends from our subsidiaries in the first six months of 2002. The ability of our operating subsidiaries to pay dividends or to make other payments or advances to us depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject. Some of our subsidiaries are subject to loan agreements that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to shareholders and partners.

         We generally do not receive cash, in the form of dividends, loans, advances or otherwise, from our business affiliates. In this regard, we do not have sufficient voting control over most of our business affiliates to cause those companies to pay dividends or make other payments or advances to their partners or shareholders, including us.

         WE HAVE ENTERED INTO BANK CREDIT AGREEMENTS THAT CONTAIN RESTRICTIONS ON HOW WE FINANCE OUR OPERATIONS AND OPERATE OUR BUSINESS, WHICH COULD IMPEDE OUR ABILITY TO ENGAGE IN TRANSACTIONS THAT WOULD BE BENEFICIAL TO us. Our subsidiaries are subject to significant financial and operating restrictions contained in outstanding credit facilities. These restrictions will affect, and in some cases significantly limit or prohibit, among other things, the ability of our subsidiaries to:

         o        borrow more funds;

         o        pay dividends or make other distributions;

         o        make investments;

         o        engage in transactions with affiliates; or

         o        create liens.

     The restrictions contained in these credit agreements could have the following adverse effects on us, among others:

         o we could be unable to obtain additional capital in the future to:

                  o fund capital expenditures or acquisitions that could improve the value of our company;

                  o permit us to meet our loan and capital commitments to our business affiliates;

                  o allow us to help fund the operating losses or future development of our business affiliates; or

                  o        allow us to conduct necessary corporate activities;

         o we could be unable to access the net cash of our subsidiaries to help meet our own financial obligations;

         o we could be unable to invest in companies in which we would otherwise invest; and

         o we could be unable to obtain lower borrowing costs that are available from secured lenders or engage in advantageous transactions that monetize our assets.

         In addition, some of the credit agreements to which our subsidiaries are parties require them to maintain financial ratios, including ratios of total debt to operating cash flow and operating cash flow to interest expense. If our subsidiaries fail to comply with the covenant restrictions contained in the credit agreements, that failure could result in a default that accelerates the maturity of the indebtedness under those agreements. Such a default could also result in indebtedness under other credit agreements and certain of our debt securities becoming due and payable due to the existence of cross-default or cross-acceleration provisions of our credit agreements and in the indentures governing such debt securities.

         THOSE OF OUR BUSINESS AFFILIATES THAT OPERATE OFFSHORE ARE SUBJECT TO NUMEROUS OPERATIONAL RISKS. A number of our business affiliates operate primarily in countries other than the United States. Their businesses are thus subject to the following inherent risks:

      o  fluctuations in currency exchange rates;

      o longer payment cycles for sales in foreign countries that may increase the uncertainty associated with recoverable accounts;

      o  difficulties in staffing and managing international operations; and

      o political unrest that may result in disruptions of services that are critical to their businesses.

         THE ECONOMIES IN MANY OF THE OPERATING REGIONS OF OUR INTERNATIONAL BUSINESS AFFILIATES HAVE RECENTLY EXPERIENCED RECESSIONARY CONDITIONS, WHICH HAS ADVERSELY AFFECTED THE FINANCIAL CONDITION OF THEIR BUSINESSES. The economies in many of the operating regions of our international business affiliates have recently experienced moderate to severe recessionary conditions, including Argentina, Chile, the United Kingdom, Germany and Japan, among others, which has strained consumer and corporate spending and financial systems and financial institutions in these areas. As a result, our affiliates have experienced a reduction in consumer spending and demand for services coupled with an increase in borrowing costs, which has, in some cases, caused our affiliates to default on their own indebtedness. We cannot assure you that these economies will recover in the future or that continued economic weakness will not lead to further reductions in consumer spending or demand for services. We also cannot assure you that our affiliates in these regions will be able to obtain sufficient capital or credit to fund their operations.

         YOU WILL HAVE NO RECOURSE AGAINST ONE OF THE EXPERTS NAMED IN THIS PROSPECTUS. Arthur Andersen LLP is unable to consent to the use of their independent auditors report with respect to (1) the consolidated financial statements as of December 31, 2001 and for the period from February 5, 2001 (inception) through December 31, 2001 of UnitedGlobalCom, Inc. and (2) the consolidated financial statements as of December 31, 2001 and 2000, and for the three-years then ended of UGC Holdings, Inc., which financial statements have been incorporated by reference into this prospectus. This means that Arthur Andersen is not reconfirming the continuing validity of its audit opinion on those financial statements. Although we have no reason to believe that those financial statements are incorrect, if they are incorrect and we are adversely affected as a result, you will not be able to recover any damages you may incur from Arthur Andersen.

         WE HAVE TAKEN SIGNIFICANT IMPAIRMENT CHARGES DUE TO OTHER THAN TEMPORARY DECLINES IN THE MARKET VALUE OF CERTAIN OF OUR AVAILABLE FOR SALE SECURITIES. We own equity interests in a significant number of publicly traded companies which we account for as available for sale securities. We are required by generally accepted accounting principles to determine, from time to time, whether a decline in the market value of any of those investments below our cost for that investment is other than temporary. If we determine that it is, we are required to write down our cost to a new cost basis, with the amount of the write-down accounted for as a realized loss in the determination of net income for the period in which the write-down occurs. We realized losses of $5,134 million, $4,101 million and $1,463 million for the six months ended June 30, 2002 and for the years ended December 31, 2001 and 2000, respectively, due to other than temporary declines in the fair value of certain of our available for sale securities, and we may be required to realize further losses of this nature in future periods. We consider a number of factors in determining the fair value of an investment and whether any decline in an investment is other than temporary. As our assessment of fair value and any resulting impairment losses requires a high degree of judgment and includes significant estimates and assumptions, the actual amount we may eventually realize for an investment could differ materially from our assessment of the value of that investment made in an earlier period.

FACTORS RELATING TO THE RIGHTS OFFERING AND OUR COMMON STOCK

         IF WE TERMINATE THE RIGHTS OFFERING, NEITHER WE NOR THE SUBSCRIPTION AGENT WILL HAVE ANY OBLIGATION TO YOU EXCEPT TO RETURN YOUR SUBSCRIPTION PAYMENTS. We may terminate the rights offering for any reason prior to the expiration time. However, you may not revoke your exercise of rights. If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights, except to return your subscription payments, without interest or deduction. In addition, if you purchase rights on the public market and we later terminate the rights offering, you will lose the purchase price you paid for your rights.


         THE SUBSCRIPTION PRICE MAY NOT REFLECT THE VALUE OF OUR COMPANY. The special pricing committee of our board of directors determined the subscription price of our Series A common stock. The subscription price represented a discount of approximately [___%] to the market price of our Series A common stock on the date that the subscription price was determined. The subscription price does not necessarily bear any relationship to the book value of our assets, historic or future cash flows, financial condition, recent or historic stock prices or any other established criteria for valuation, and you should not consider the subscription prices as any indication of the value of our company. We cannot, however, assure you that our Series A common stock will trade at prices in excess of the subscription price at any time after the date of this prospectus.


         SHAREHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS WILL EXPERIENCE DILUTION. If you do not exercise your basic subscription privilege in full, you will experience a decrease in your proportionate interest in the equity ownership of our company. If you do not exercise or sell your rights, you will relinquish any value inherent in the rights.

         IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, EVEN IF DOING SO MAY BE BENEFICIAL TO OUR SHAREHOLDERS. Certain provisions of our restated certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a shareholder may consider favorable. These provisions include the following:

         o authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

         o classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

         o  limiting who may call special meetings of shareholders;

         o prohibiting shareholder action by written consent, thereby requiring all shareholder actions to be taken at a meeting of the shareholders; and

         o establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

         Section 203 of the Delaware General Corporation Law and any stock option plan relating to our common stock may also discourage, delay or prevent a change in control of our company even if such change of control would be in the best interests of our shareholders.

         OUR STOCK PRICE MAY DECLINE SIGNIFICANTLY BECAUSE OF STOCK MARKET FLUCTUATIONS THAT AFFECT THE PRICES OF THE PUBLIC COMPANIES IN WHICH WE HAVE OWNERSHIP INTERESTS. The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of securities of media and other technology companies. We own equity interests in many media and technology companies. If market fluctuations cause the stock price of these companies to decline, our stock price may decline.

         OUR STOCK PRICE HAS DECLINED SIGNIFICANTLY OVER THE LAST YEAR. During the past year, the stock market has experienced significant price and volume fluctuations that have affected the market prices of our stock. In the future, our stock price may be materially affected by, among other things:

         o the rights offering, the number of shares offered and the price at which shares may be purchased pursuant to the rights;

         o actual or anticipated fluctuations in our operating results or those of the companies in which we invest;

         o potential acquisition activity by our company or the companies in which we invest;

         o changes in financial estimates by securities analysts regarding our company or companies in which we invest; or

         o  general market conditions.

         We cannot assure you that the market price of our Series A common stock will not decline below the subscription price. You will not be able to revoke your exercise of rights were this to occur after you exercise your rights. Also, we cannot assure you that after you exercise your rights you will be able to sell the shares of Series A common stock purchased thereby at a price equal to or greater than the subscription price paid by you.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including documents incorporated by reference herein, contains forward looking statements concerning future events that are subject to risks, uncertainties and assumptions. These forward-looking statements are based upon our current expectations and projections about future events. When used in this prospectus and in our incorporated documents, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to risks, uncertainties and assumptions about us and our subsidiaries and business affiliates, including, among other things, the following:

      o  the success of the rights offering;

      o  general economic and business conditions and industry trends;

      o  the continued strength of the industries in which we are involved;

      o  uncertainties inherent in our proposed business strategies;

      o our future financial performance, including availability, terms and deployment of capital;

      o  availability of qualified personnel;

      o changes in, or our failure or inability to comply with, government regulations and adverse outcomes from regulatory proceedings;

      o changes in the nature of key strategic relationships with partners and business affiliates;

      o  rapid technological changes;

      o our inability to obtain regulatory or other necessary approvals of any strategic transactions; and

      o social, political and economic situations in foreign countries where we do business.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the document in which they are included. In light of these risks, uncertainties and other assumptions, the forward-looking events discussed in this prospectus might not occur.

                                 USE OF PROCEEDS


         If all of the rights are exercised, we will receive approximately $[___] million, before deducting any offering expenses. These expenses are estimated to be $1.1 million. We will use any net proceeds we receive from the rights offering for general corporate purposes.



                                 DIVIDEND POLICY

         We have never paid cash dividends on our common stock, and we do not plan to do so for the foreseeable future. However, the payment of any dividends by us and the amount of any such dividends will be subject to the discretion of our board of directors and will depend, among other things, upon our results of operations, financial condition, cash requirements, future prospects and other factors which may be considered relevant by our board of directors.

                      PRICE RANGE OF SERIES A COMMON STOCK

         Our Series A common stock is listed under the symbol "L" on the New York Stock Exchange. The following table shows the high and low sales prices of our Series A common stock for each full quarterly period since our split off from AT&T on August 10, 2001.


                                                              HIGH             LOW
2001
Third Quarter (from August 10, 2001)................         $16.50           $ 9.75
Fourth Quarter......................................         $14.46           $11.17

2002
First Quarter.......................................         $15.03           $11.90
Second Quarter......................................         $12.80           $ 7.70
Third Quarter.......................................         $ 9.60           $ 6.16
Fourth Quarter (through [____], 2002)...............



         The closing price of our Series A common stock on October 18, 2002, the last full trading day before we publicly announced the rights offering, was $8.01 and on October 31, 2002, the record date for the rights offering, was $[__].

                                 CAPITALIZATION


         The following table shows our consolidated capitalization as of June 30, 2002, on a historical basis and as adjusted to give effect to our receipt of approximately $[___] million in cash, the anticipated net proceeds from the sale of all of the shares of our Series A common stock offered pursuant to the rights offering. You should read this table in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus.



                                                                                         AS OF
                                                                                     JUNE 30, 2002
                                                                       ---------------------------------------
                                                                       HISTORICAL                    PRO FORMA
                                                                       ----------                    ---------
                                                                                 (AMOUNTS IN MILLIONS)
Cash and cash equivalents.....................................         $  1,975                      $
Short-term investments........................................              107
                                                                        -------                       -------
                                                                       $  2,082                      $
                                                                        =======                       =======
Long-term debt (including current portion):
     Bank credit facilities...................................         $  1,857                      $
     Senior Notes and Debentures..............................            2,469
     Senior Exchangeable Debentures...........................              861
     Other debt...............................................               99
                                                                        -------                       -------
         Total debt...........................................            5,286
                                                                        -------                       -------
Call option obligations (a)...................................              792

Stockholders' equity:
     Common equity (b)........................................           35,776
     Accumulated other comprehensive losses, net of taxes.....             (221)
     Accumulated deficit......................................          (11,308)
                                                                        -------                       -------

         Total stockholder's equity...........................           24,247
                                                                        -------                       -------
         Total capitalization.................................         $ 30,325                      $
                                                                        =======                       =======


---------
(a) The call option obligation represents the fair value of the call option feature associated with our Senior Exchangeable Debentures. In connection with the adoption of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", the call option obligation was separated from the Senior Exchangeable Debentures and recorded separately in our financial statements at fair value. Changes in the fair value of the call option obligations subsequent to January 1, 2001 are recognized as unrealized gains (losses) in our consolidated statements of operations.

(b) Excludes 15.4 million shares of our Series A common stock issued on August 27, 2002 to a subsidiary of MIH Limited in connection with our acquisition of a controlling ownership interest in OpenTV. See "Prospectus Summary --Recent Developments" for more information regarding this transaction.

                               THE RIGHTS OFFERING

GENERAL


         Promptly following 5:00 p.m., New York City time, on October 31, 2002, which is the record date for the distribution, we will distribute to each holder of our common stock, at no charge, 0.04 transferable subscription rights for each share of common stock, without regard to series, owned as of the record date. The rights will be evidenced by rights certificates.

         Each right entitles the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, each whole right entitles the holder to purchase one share of our Series A common stock at a subscription price of $[___] per share, a discount to the $[___] per share closing price of our Series A common stock on the NYSE on the date that the subscription price was determined. Each right also has an oversubscription privilege, as described below under the heading "--Subscription Privilege -- Oversubscription Privilege."


         The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you are a record holder of our common stock. If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below under the heading "--Beneficial Owners." As used in this prospectus, the term "business day" means any day on which securities may be traded on the NYSE.

REASONS FOR THE RIGHTS OFFERING

         We have an ongoing need for cash to take advantage of business opportunities as they arise. We intend to use the funds raised pursuant to this rights offering to fund our future capital needs, including acquisition and investment opportunities. We continue to review regularly these opportunities as they become available.

         We were split off from AT&T Corp. in August 2001. In connection with the split off, the Internal Revenue Service issued a private letter ruling confirming that the split off would qualify as a tax-free transaction to AT&T and its shareholders. The request for rulings and the private letter ruling issued by the IRS stated that we intended to issue a total of at least $500 million of our equity within a specified time period following the split off. We believe that the issuance of stock pursuant to this rights offering conforms with this statement of our intentions.

DETERMINATION OF SUBSCRIPTION PRICE


         On [______], 2002, the special pricing committee of our board of directors determined the subscription price. The members of the special pricing committee are John C. Malone, Donne F. Fisher and Paul A. Gould. The subscription price represented a discount of $[___], or approximately [__%], to the closing market price of our Series A common stock on the date that the subscription price was determined. In reaching this determination, the special pricing committee considered, among other things, our financial performance, the recent market prices of our common stock, discounts used in similar rights offerings and the general condition of the securities markets.


NO FRACTIONAL RIGHTS


         We will not issue or pay cash in lieu of fractional rights. Instead, we will round up any fractional rights to the nearest whole right. For example, if you own 220 shares of Series A common stock, you will receive 9 rights, instead of 8.8 rights you would have received without rounding.


         You may request that the subscription agent divide your rights certificate into transferable parts if you are the record holder for a number of beneficial owners of common stock. However, the subscription agent will not divide your rights certificate so that (through rounding or otherwise) you would receive a greater number of rights than those to which you would be entitled if you had not divided your certificates.

EXPIRATION TIME


         You may exercise the basic subscription privilege and the oversubscription privilege at any time before the expiration time, which is 5:00 p.m., New York City time, on December 2, 2002, unless the rights offering is extended. If you do not exercise your rights before the expiration time, then your rights will expire and become null and void. We will not be obligated to honor your exercise of rights if the subscription agent receives any of the required documents relating to your exercise after the expiration time, regardless of when you transmitted the documents, except if you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below.


         We may extend the expiration time for any reason, and you will not be able to revoke your exercise of subscriptions.

         If we elect to extend the date the rights expire, we will issue a press release announcing the extension before 9:00 a.m. on the first business day after the most recently announced expiration time.

SUBSCRIPTION PRIVILEGES

         Your rights entitle you to a basic subscription privilege and an oversubscription privilege.

         Basic Subscription Privilege

         The basic subscription privilege entitles you to purchase one share of Series A common stock per whole right held, upon delivery of the required documents and payment of the subscription price per share, prior to the expiration time. You are not required to exercise your basic subscription privilege, in full or in part, unless you wish to also purchase shares under your oversubscription privilege described below.

         Oversubscription Privilege

         The oversubscription privilege entitles you to purchase up to that number of shares of Series A common stock offered in the rights offering which are not purchased by other rightsholders pursuant to their basic subscription privilege, upon delivery of the required documents and payment of the subscription price per share prior to the expiration time. You will be permitted to purchase shares of Series A common stock pursuant to your oversubscription privilege only if other rightsholders do not exercise their basic subscription privilege in full. You may exercise your oversubscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your oversubscription privilege, you must specify the number of additional shares you wish to purchase, which may be up to the maximum number of shares offered in the rights offering, less the number of shares you may purchase under your basic subscription privilege.

         Pro Rata Allocation. If there are not enough shares to satisfy all subscriptions pursuant to the exercise of the oversubscription privilege, we will allocate the shares that are available for purchase under the oversubscription privilege pro rata (subject to the elimination of fractional shares) among those rightsholders who exercise their oversubscription privilege. Pro rata means in proportion to the number of shares that you and the other rightsholders have purchased pursuant to the exercise of the basic subscription privilege. If there is a need to prorate the exercise of rights pursuant to the oversubscription privilege and the pro ration results in the allocation to you of a greater number of shares than you subscribed for pursuant to the oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed pursuant to your basic and oversubscription privileges. We will allocate the remaining shares among all other rightsholders exercising their oversubscription privileges.

         Full Exercise of Basic Subscription Privilege. You may exercise your oversubscription privilege only if you exercise, in full, your basic subscription privilege for all rights represented by a single rights certificate. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity under a single rights certificate. For example, if you were granted rights under a single rights certificate for shares of common stock you own individually and rights under a single rights certificate for shares of common stock you own jointly with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned rights in order to exercise your oversubscription privilege with respect to those rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual oversubscription privilege. If you transfer a portion of your rights, you may exercise your oversubscription privilege if you exercise all of the remaining rights represented by the rights certificate you receive back from the subscription agent following the transfer.

         You must exercise your oversubscription privilege at the same time as you exercise your basic subscription privilege in full.

         If you own your shares of common stock through your broker, dealer or other nominee holder and you wish for them to exercise your oversubscription privilege on your behalf, the nominee holder will be required to certify to us and the subscription agent:

         o the number of shares of our common stock held on the record date on your behalf;

         o the number of rights you exercised under your basic subscription privilege;

         o that your entire basic subscription privilege held in the same capacity has been exercised in full; and

         o the number of shares of Series A common stock you subscribed for pursuant to the oversubscription privilege.

Your nominee holder must also disclose to us certain other information received from you.

         Return of Excess Payment. If you exercise your oversubscription privilege and are allocated less than all of the shares of common stock for which you subscribed, the funds you paid for those shares of common stock that are not allocated to you will be returned by mail or similarly prompt means, without interest or deduction as soon as practicable after the expiration time.

EXERCISING YOUR RIGHTS

         You may exercise your rights by delivering the following to the subscription agent before the expiration time:

         o your properly completed and executed rights certificate evidencing the exercised rights with any required signature guarantees or other supplemental documentation; and

         o your payment in full of the subscription price for each share of Series A common stock subscribed for pursuant to the basic subscription privilege and the oversubscription privilege.

         Alternatively, if you deliver a notice of guaranteed delivery together with your subscription price payment prior to the expiration time, you must deliver the rights certificate within three business days after the expiration time using the guaranteed delivery procedures described below under the heading "--Guaranteed Delivery Procedures."

         Payment of Subscription Price

         Your cash payment of the subscription price must be made by either check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent.

         Your cash payment of the subscription price will be deemed to have been received by the subscription agent only when:

         o  any uncertified check clears; or

         o the subscription agent receives any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order.

         You should note that funds paid by uncertified personal checks may take five business days or more to clear. If you wish to pay the subscription price in respect of your basic subscription privilege and oversubscription privilege by an uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights expire to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier's check, or money order to avoid missing the opportunity to exercise your rights.

         We will retain any interest earned on the cash funds held by the subscription agent prior to the earlier of the consummation or termination of the rights offering.

         The subscription agent will hold your payment of the subscription price in a segregated escrow account with other payments received from holders of rights until we issue to you your shares of Series A common stock or return your overpayment, if any.

         Exercising a Portion of Your Rights

         If you subscribe for fewer than all of the shares of Series A common stock that you are eligible to purchase pursuant to the basic subscription privilege represented by your rights certificate, you may, under certain circumstances, request from the subscription agent a new rights certificate representing the unused rights and then attempt to sell your unused rights. See "--Method of Transferring and Selling Rights" below. Alternatively, you may transfer a portion of your rights and request from the subscription agent a new rights certificate representing the rights you did not transfer. If you exercise less than all of your rights represented by a single rights certificate, you may not exercise the oversubscription privilege.

         Calculation of Rights Exercised

         If you do not indicate the number of rights being exercised, or do not forward full payment of the aggregate subscription price for the number of rights that you indicate are being exercised, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of rights that may be exercised for the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your basic subscription and no direction is given as to the excess, you will be deemed to have exercised the oversubscription privilege to purchase the maximum number of shares available to you pursuant to your oversubscription privilege that may be purchased with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of Series A common stock, we will return the excess amount to you by mail or similarly prompt means, without interest or deduction as soon as practicable after the expiration time.

         Instructions for Completing the Rights Certificate

         You should read and follow the instructions accompanying the rights certificate carefully. If you want to exercise your rights, you must send your completed rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. YOU SHOULD NOT SEND THE RIGHTS CERTIFICATES, ANY OTHER DOCUMENTATION OR PAYMENT TO US. Any rights certificates and other items received by us will be returned to the sender as promptly as possible.

         You are responsible for the method of delivery of rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the rights certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of cash payment prior to the expiration time.

         Signature Guarantee May Be Required

         Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:


         o  your rights certificate is registered in your name; or


         o  you are an eligible institution.

         Delivery of Subscription Materials and Payment

         You should deliver the rights certificate and payment of the subscription price, as well as any nominee holder certifications, notices of guaranteed delivery, Depository Trust Company participant oversubscription forms and any other required documentation:


      If by mail to:                   If by hand delivery to:               If by overnight delivery to:

      EquiServe                        Securities Transfer & Reporting       EquiServe
      c/o Liberty Media                Services, Inc.                        c/o Liberty Media
      PO Box 43025                     c/o EquiServe Trust Company, N.A.     40 Campanelli Drive
      Providence, Rhode Island         100 William St. Galleria              Braintree, Massachusetts 02184
      02940-3025                       New York, NY 10038



             You may call the subscription agent at (866) 367-6355.
                    Foreign Shareholders call (781) 575-3580.



         Guaranteed Delivery Procedures

         If you wish to exercise your rights, but you do not have sufficient time to deliver the rights certificates evidencing your rights to the subscription agent before the expiration time, you may exercise your rights by the following guaranteed delivery procedures:

         o provide your payment in full of the subscription price for each share of Series A common stock being subscribed for pursuant to the basic subscription privilege and the oversubscription privilege to the subscription agent before the expiration time;

         o deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

         o deliver the properly completed rights certificate evidencing the rights being exercised (and, if applicable for a nominee holder, the related nominee holder certification), with any required signatures guaranteed, to the subscription agent, within three business days following the date the notice of guaranteed delivery was delivered to the subscription agent.

         Your notice of guaranteed delivery must be substantially in the form provided with the "Instructions For Use of Liberty Media Corporation Rights Certificates" distributed to you with your rights certificate. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature guarantee program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

         o  your name;

         o the number of rights represented by your rights certificates, the number of shares of Series A common stock you are subscribing for pursuant to the basic subscription privilege, the number of shares of Series A common stock, if any, you are subscribing for pursuant to the oversubscription privilege; and

         o your guarantee that you will deliver to the subscription agent any rights certificates evidencing the rights you are exercising within three business days following the date the subscription agent receives your notice of guaranteed delivery.


         You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the rights certificate at the addresses set forth under "--Delivery of Subscription Materials and Payment" above. You may also transmit the notice of guaranteed delivery to the subscription agent by facsimile transmission to (781) 380-3388. To confirm facsimile deliveries, you may call (781) 575-4816.

         The information agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Please call the information agent at (800) 755-7250.


         Notice to Nominees

         If you are a broker, a dealer, a trustee or a depositary for securities who holds shares of our common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of those shares of the issuance of the rights as soon as possible to find out the beneficial owners' intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and, in the case of the oversubscription privilege, the related nominee holder certification, and submit them to the subscription agent with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of common stock on the record date, so long as the nominee submits the appropriate rights certificates and certifications and proper payment to the subscription agent.

         Beneficial Owners

         If you are a beneficial owner of shares of our common stock or rights that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to sell or exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, dealer or other nominee with the other subscription materials.

         Procedures for DTC Participants


         We expect that the rights will be eligible for transfer through, and that your exercise of your basic subscription privilege may be made through, the facilities of DTC. If you exercise your basic subscription privilege through DTC we refer to your rights as DTC Exercised Rights. If you hold DTC Exercised Rights, you may exercise your oversubscription privilege by properly executing and delivering to the subscription agent, at or prior to the expiration time, a DTC participant oversubscription exercise form and a nominee holder certification and making payment of the subscription price for the number of shares of Series A common stock for which your oversubscription privilege is to be exercised. Please call the information agent at (800) 755-7250 to obtain copies of the DTC participant oversubscription exercise form and the nominee holder certification.


         Determinations Regarding the Exercise of Rights

         We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within whatever time we determine. We may reject the exercise of any of your rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within the time we decide, in our sole discretion.

         We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of the rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of shares of Series A common stock pursuant to your exercise could be deemed unlawful or materially burdensome. See "--Regulatory Limitation" and "-Compliance with State Regulations Pertaining to the Rights Offering" below.

NO REVOCATION OF EXERCISED RIGHTS

         Once you have exercised your basic subscription privilege and, should you choose, your oversubscription privilege, you may not revoke your exercise. Even if we extend the expiration time, you may not revoke your exercise.

SUBSCRIPTION AGENT


         We have appointed EquiServe Trust Company, N.A. as subscription agent for the rights offering. We will pay its fees and expenses related to the rights offering.


INFORMATION AGENT

         You may direct any questions or requests for assistance concerning the method of exercising your rights, additional copies of this prospectus, the instructions, the nominee holder certification, the notice of guaranteed delivery or other subscription materials referred to herein, to the information agent, at the following telephone number and address:


         D.F. King & Co., Inc.
         77 Water Street
         New York, New York 10005
         Banks and brokers call collect: (212) 269-5550
         All others call toll free: (800) 755-7250


METHOD OF TRANSFERRING AND SELLING RIGHTS


         We anticipate that the rights will be traded on the NYSE under the symbol "LMC.RT". We expect that rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration time. However, there has been no prior public market for the rights, and we cannot assure you that a trading market for the rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the price at which the rights will trade, if at all. If you do not exercise or sell your rights you will lose any value inherent in the rights. See "--General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights" below.


         Transfer of Rights

         You may transfer rights in whole by endorsing the rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your rights certificate. If you wish to transfer only a portion of the rights, you should deliver your properly endorsed rights certificate to the subscription agent. With your rights certificate, you should include instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new rights certificate to the transferee evidencing such transferred rights). You may only transfer whole rights and not fractions of a right. If there is sufficient time before the expiration of the rights offering, the subscription agent will send you a new rights certificate evidencing the balance of the rights issued to you but not transferred to the transferee. You may also instruct the subscription agent to send the rights certificate to one or more additional transferees. If you wish to sell your remaining rights, you may request that the subscription agent send you certificates representing your remaining (whole) rights so that you may sell them through your broker or dealer. You may also request that the subscription agent sell your rights for you, as described below.

         If you wish to transfer all or a portion of your rights, you should allow a sufficient amount of time prior to the time the rights expire for the subscription agent to:

         o  receive and process your transfer instructions; and

         o issue and transmit a new rights certificate to your transferee or transferees with respect to transferred rights, and to you with respect to any rights you retained.

         If you wish to transfer your rights to any person other than a bank or broker, the signatures on your rights certificate must be guaranteed by an eligible institution.

         Sales of Rights Through the Subscription Agent

         If you choose not to sell your rights through your broker or dealer, you may seek to sell your rights through the subscription agent. If you wish to have the subscription agent seek to sell your rights, you must deliver your properly executed rights certificate, with appropriate instructions, to the subscription agent. If you want the subscription agent to seek to sell only a portion of your rights, you must send the subscription agent instructions setting forth what you would like done with the rights, along with your rights certificate.

         If the subscription agent sells rights for you, it will send you a check for the net proceeds from the sale of any of your rights as soon as practicable after the expiration time. If your rights can be sold, the sale will be deemed to have been made at the weighted average net sale price of all rights sold by the subscription agent. The aggregate fees charged by the subscription agent for selling rights will be deducted from the aggregate sale price for all such rights in determining the weighted average net sale price of all such rights. We cannot assure you, however, that a market will develop for the rights or that the subscription agent will be able to sell your rights.


         You must have your order to sell your rights to the subscription agent before 11:00 a.m., New York City time, on November 22, 2002, the fifth business day before the expiration time. If less than all sales orders received by the subscription agent are filled, it will prorate the sales proceeds among you and the other rightsholders based upon the number of rights that each holder has instructed the subscription agent to sell during that period, irrespective of when during the period the instructions are received by it. The subscription agent is required to sell your rights only if it is able to find buyers. If the subscription agent cannot sell your rights by 5:00 p.m., New York City time, on November 26, 2002, the third business day before the expiration time, the subscription agent will return your rights certificate to you by overnight delivery.


         IF YOU SELL YOUR RIGHTS THROUGH YOUR BROKER OR DEALER, YOU WILL LIKELY RECEIVE A DIFFERENT AMOUNT OF PROCEEDS THAN IF YOU SELL THE SAME AMOUNT OF RIGHTS THROUGH THE SUBSCRIPTION AGENT. IF YOU SELL YOUR RIGHTS THROUGH YOUR BROKER OR DEALER INSTEAD OF THE SUBSCRIPTION AGENT, YOUR SALES PROCEEDS WILL BE THE ACTUAL SALES PRICE OF YOUR RIGHTS RATHER THAN THE WEIGHTED AVERAGE SALES PRICE DESCRIBED ABOVE.

         General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights

         The amount of time needed by your transferee to exercise or sell its rights depends upon the method by which the transferor delivers the rights certificates, the method of payment made by the transferee and the number of transactions which the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the rights transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of rights if rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.


         You will receive a new rights certificate upon a partial exercise, transfer or sale of rights only if the subscription agent receives your properly endorsed rights certificate no later than 5:00 p.m., New York City time, on November 22, 2002, five business days before the expiration time. The subscription agent will not issue a new rights certificate if your rights certificate is received after that time and date. If your instructions and rights certificate are received by the subscription agent after that time and date, you will not receive a new rights certificate and therefore will not be able to sell or exercise your remaining rights.


         You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your rights, except that we will pay any fees of the subscription agent associated with the exercise of rights. Any amounts you owe will be deducted from your account.

         If you do not exercise your rights before the expiration time, your rights will expire and will no longer be exercisable.


EFFECT ON STOCK OPTIONS

         As of September 30, 2002, we had outstanding options to purchase 47,763,175 shares of our Series A common stock and 27,462,221 shares of our Series B common stock. All of our outstanding stock options were issued pursuant to stock incentive plans. Holders of options to purchase shares of our common stock, regardless of series, will not receive rights. Rather, the incentive plan committee of our board of directors will make such equitable adjustments as it determines to be appropriate to preserve the benefits or potential benefits intended to be made available pursuant to the options.


NO RECOMMENDATIONS TO RIGHTSHOLDERS

         Neither we nor our board of directors has made any recommendation as to whether you should exercise or transfer your rights. You should decide whether to transfer your rights, subscribe for shares of our Series A common stock, or simply take no action with respect to your rights, based upon your own assessment of your best interests.

TERMINATION

         There are no conditions to the consummation of the rights offering. However, we may terminate the rights offering for any reason at any time before the expiration time. If we terminate the rights offering, we will promptly issue a press release announcing the termination, and we will promptly thereafter return all subscription payments. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering.

FOREIGN SHAREHOLDERS


         We will not mail rights certificates to shareholders on the record date or to subsequent transferees whose addresses are outside the United States. Instead, we will have the subscription agent hold the rights certificates for those holders' accounts. To exercise their rights, foreign holders must notify the subscription agent before 11:00 a.m., New York City time, on November 26, 2002, three business days prior to the expiration time and must establish to the satisfaction of the subscription agent that such exercise is permitted under applicable law. If a foreign holder does not notify and provide acceptable instructions to the subscription agent by such time (and if no contrary instructions have been received), the rights will be sold, subject to the subscription agent's ability to find a purchaser. Any such sales will be deemed to be effected at the weighted average sale price of all rights sold by the subscription agent. See "--Method of Transferring and Selling Rights" above. If the subscription agent sells the rights, the subscription agent will remit a check for the net proceeds from the sale of any rights to foreign holders by mail. The proceeds, if any, resulting from sales of rights pursuant to the basic subscription privilege of holders whose addresses are not known by the subscription agent or to whom delivery cannot be made will be held in an interest bearing account. Any amount remaining unclaimed on the second anniversary of the expiration time will be turned over to us.

REGULATORY LIMITATION

         We will not be required to issue to you shares of our Series A common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the expiration time, you have not obtained such clearance or approval.

ISSUANCE OF COMMON STOCK


         Unless we earlier terminate the rights offering, the subscription agent will issue to you the shares of our Series A common stock purchased by you in the rights offering as soon as practicable after the expiration time. Each subscribing holder's new shares will be issued in the same form, certificated or book-entry, as the rights exercised by that holder.


         Your payment of the aggregate subscription price will be retained by the subscription agent and will not be delivered to us, unless and until your subscription is accepted and you are issued your stock certificates. We will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a shareholder of our company with respect to the subscribed for shares of our common stock until the certificates representing such shares are issued to you or the shares are deposited in the book-entry account held on your behalf. Upon our issuance of the certificates or the deposit of the shares in the applicable book-entry account, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the rights certificates, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable.

         We will not issue any fractional shares of common stock. You may only exercise whole rights; fractional rights may not be exercised.

SHARES OF COMMON STOCK OUTSTANDING


         As of September 30, 2002, we had outstanding 2,373,439,500 shares of our Series A common stock and 212,045,288 shares of our Series B common stock. Based on the number of shares of our common stock outstanding as of September 30, 2002, the number of outstanding shares of our Series A common stock will increase by 103,426,000 following the issuance of all shares purchased in the rights offering (assuming that the rights offering is fully subscribed), which represents a 4% increase in the number of outstanding shares of our Series A common stock. The number of outstanding shares of our Series B common stock will not change as a result of the rights offering. The share numbers included in this paragraph exclude outstanding stock options and warrants to purchase shares of our common stock.


COMPLIANCE WITH STATE REGULATIONS PERTAINING TO THE RIGHTS OFFERING

         We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase shares of our common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not expect that there will be any changes in the terms of the rights offering.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES


         The following discussion is a summary of the material U.S. federal income tax consequences to holders of our common stock of the acquisition, ownership, and disposition, expiration or exercise of the rights distributed pursuant to the rights offering and the acquisition, ownership and disposition of shares of our common stock acquired through exercise of the rights. We have received the opinion of Baker Botts L.L.P., counsel to our company, that the following discussion, insofar as it relates to statements of United States law or legal conclusions, is accurate in all material respects. This opinion is included as an exhibit to the registration statement of which this prospectus forms a part. The opinion of Baker Botts L.L.P. is conditioned upon the accuracy of the statements, representations and assumptions upon which the opinion is based, including, without limitation, the representation by us that, at the time of the distribution, the exercise price of all of our outstanding warrants and stock options will be adjusted so that the distribution of rights will not result in an increase in our shareholders' proportionate interest in our assets or earnings and profits.

         This summary is based upon the Internal Revenue Code of 1986, as amended (the Code), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This summary assumes that holders of our common stock hold all such stock as capital assets within the meaning of the Code (generally property held for investment) and will hold all stock acquired on exercise of rights as capital assets. We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (the IRS) with respect to any of the tax consequences discussed below, and there is no assurance that the IRS will not successfully challenge certain of the conclusions.

         This summary does not address all aspects of U.S. federal income taxation that may be applicable to you in light of your particular circumstances and does not address special classes of holders of our common stock or rights that may be subject to special treatment under the Code (such as dealers in securities, partnerships or other pass-through entities, financial institutions, life insurance companies, tax-exempt organizations, certain expatriates, persons holding our stock or rights as part of a hedge, constructive sale, wash sale, straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar). This summary also does not address the effect of any state, local or foreign tax laws that may apply or the application of the U.S. federal estate and gift tax or the alternative minimum tax. Except as otherwise indicated, references to "tax" mean U.S. federal income tax.

         As used herein, a "U.S. Holder" is a beneficial owner of our common stock that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation that is organized under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has made a valid election in effect to be treated as a U.S. person.

         A "Non-U.S. Holder" is a beneficial owner of our common stock that is not a U.S. Holder.

         If a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our common stock should consult their tax advisors.

         Except as otherwise indicated, the following discussion assumes that we will not terminate the rights offering.

         YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS THE APPLICABILITY OF ANY FEDERAL ESTATE AND GIFT, STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH YOU MAY BE SUBJECT.

TAXATION OF U.S. HOLDERS

         Distribution of Rights

         You will not be required to recognize taxable income upon the distribution of rights to you.

         Basis and Holding Period of Rights

         If, on the distribution date, the fair market value of rights which we distribute to you is less than 15% of the fair market value of your common stock with respect to which the rights were distributed, your basis in those rights generally will be zero. You may elect, however, to allocate the basis in your common stock between that stock and the rights in proportion to their relative fair market values on the distribution date. This election may be made pursuant to Section 307 of the Code and the Treasury regulations thereunder and will be irrevocable once made.

         If, on the distribution date, the fair market value of rights which we distribute to you is 15% or more of the fair market value of your common stock with respect to which the rights were distributed, you will be required to allocate the basis in your common stock between that stock and the rights in proportion to their relative fair market values on the distribution date.

         In either case, your holding period for the rights that we distribute to you will include the holding period of your common stock with respect to which the rights were distributed.

         If you purchase rights from a third party, your basis in the rights generally will be the purchase price of such rights. Your holding period for the purchased rights will begin on the day following the date you purchase the rights.

         Sale, Exchange or Other Disposition of Rights

         Upon the sale, exchange or other disposition of your rights, you generally will recognize capital gain or loss equal to the difference between the amount realized and your basis in the rights. Such gain or loss will be long-term capital gain or loss if your holding period in the rights is more than one year on the date of the sale, exchange or other disposition. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

         Expiration of Rights

         If you receive rights in a distribution from us and you allow the rights to expire (i.e., you retain but do not exercise the rights), then you will not be permitted to recognize a taxable loss. If your basis in your common stock with respect to which the rights were distributed was allocated between that stock and the rights, your basis in the expired rights will be reallocated to that stock.

         If you purchased rights from a third party and allow the rights to expire, then, in general, you will recognize a capital loss in the year of such expiration in the amount of your basis in the rights. Your loss on the rights should be short-term capital loss. The deductibility of capital losses is subject to limitations.

         Exercise of Rights; Basis and Holding Period of Acquired Shares

         You will not recognize gain or loss upon the exercise of the rights. Your basis in the common stock you acquire through exercise of the rights will equal the sum of (1) the subscription price you paid to acquire such common stock and (2) your basis in the rights which you exercised. Your holding period in the acquired common stock will begin on the day you exercise the rights.

         Sale, Exchange or Other Disposition of Acquired Shares

         Upon the sale, exchange or other disposition of our common stock acquired upon exercise of the rights, you generally will recognize gain or loss equal to the difference between the amount realized and your basis in such stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the common stock exceeds one year at the time of the sale, exchange or other disposition. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

         Termination of Rights Offering

         If you receive rights in a distribution from us and retain such rights, then, upon a termination of the rights offering by us, (1) you will not recognize income, gain or loss as a result of the distribution or ownership of the rights, and (2) your basis in your common stock with respect to which the rights were distributed will not be affected by the rights offering.

         If you receive rights in a distribution from us, and you sell, exchange or otherwise dispose of such rights, then, while the matter is not entirely free from doubt, upon a termination of the rights offering by us: (1) you should not recognize income or gain as a result of the prior distribution of the rights to you, (2) your basis in the common stock with respect to which the rights were distributed and your basis and holding period in the rights should be determined as described above under "Taxation of U.S. Holders -Basis and Holding Period of Rights," and (3) you should recognize capital gain or loss equal to the difference between the amount realized and your basis, if any, in the rights. Such gain or loss will be long-term capital gain or loss if your holding period for the rights exceeds one year at the time of the sale, exchange or other disposition.

         If you purchase rights from a third party, and we terminate the rights offering, then you should recognize a capital loss in the taxable year of such termination in the amount of your basis in the rights. In such case, your loss on the rights should be short-term capital loss. The deductibility of capital losses is subject to limitations.

         Information Reporting and Backup Withholding

         Your sale, exchange or other disposition of rights or acquired common stock may be subject to information reporting to the IRS and to backup withholding. Backup withholding (currently 30%) may apply to "reportable payments" if a U.S. Holder fails to provide a correct taxpayer identification number and certain other information, fails to provide a certification of exempt status or fails to report the holder's full dividend and interest income. You are not subject to backup withholding if you (1) are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or (2) provide a correct taxpayer identification number, certify under penalties of perjury that you are not subject to backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

         Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.


TAXATION OF NON-U.S. HOLDERS

         Scope of Discussion

         In this discussion of taxation of Non-U.S. Holders, it is assumed that no income, gain or loss of the Non-U.S. Holder from the acquisition, ownership, and disposition, expiration or exercise of the rights distributed pursuant to the rights offering and the acquisition, ownership and disposition of shares of our common stock acquired through exercise of the rights will be effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States. Non-U.S. Holders for which any such income, gain or loss might represent income that is effectively connected with the conduct of a U.S. trade or business should consult their own tax advisors, including as to the availability of an exemption from U.S. federal withholding tax and, in the case of a Non-U.S. Holder which is a corporation, the applicability of the "branch profits tax."

         Distribution of Rights

         Non-U.S. Holders will not be subject to U.S. federal withholding tax upon the distribution of rights.

         Exercise of Rights

         A Non-U.S. Holder will not be subject to U.S. federal withholding tax upon exercise of the rights.

         Expiration of Rights

         The expiration of rights held by a Non-U.S. Holder generally will not have tax consequences to the holder unless the holder would have been subject to tax upon the sale, exchange, or other disposition of the rights or common stock acquired on exercise of the rights, as described below.

         Sale, Exchange or Other Disposition of Rights or Acquired Shares

         Generally, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other disposition of rights or any acquired common stock unless (1) the Non-U.S. Holder is an individual that is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, or (2) we are or have previously been a "U.S. real property holding corporation" for U.S. federal income tax purposes. We do not believe that we are currently or at any relevant time have previously been a "U.S. real property holding corporation" or that we will become one in the future.

         Termination of Rights Offering

         If a Non-U.S. Holder receives rights in a distribution from us and retains such rights, then, upon a termination of the rights offering by us, the Non-U.S. Holder should not be subject to U.S. federal income or withholding tax as a result of the distribution, ownership or expiration of the rights.

         If a Non-U.S. Holder receives rights in a distribution from us, and such holder sells, exchanges or otherwise disposes of such rights, then, while the matter is not entirely free from doubt, upon a termination of the rights offering by us: (1) the Non-U.S. Holder should not be subject to U.S. federal income or withholding tax as a result of the prior distribution of the rights,
(2) the Non-U.S. Holder should be treated as selling rights that have a basis determined as described above under "--Taxation of U.S. Holders--Basis and Holding Period of Rights," and (3) the Non-U.S. Holder should not be subject to U.S. federal income or withholding tax upon the sale, exchange or other disposition of rights except as described above under "--Taxation of Non-U.S. Holders--Sale, Exchange or Other Disposition of Rights or Acquired Shares."

         If a Non-U.S. Holder has purchased rights, then our termination of the rights offering generally will not have tax consequences to the Non-U.S. Holder unless such holder would have been subject to tax upon the sale, exchange, or other disposition of the rights as described above under "--Taxation of Non-U.S. Holders--Sale, Exchange or Other Disposition of Rights or Acquired Shares."

         Information Reporting and Backup Withholding

         A Non-U.S. Holder's sale, exchange or other disposition of rights or acquired common stock may be subject to information reporting to the IRS. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Backup withholding (currently 30%) may apply to "reportable payments" if a Non-U.S. Holder fails to provide a correct taxpayer identification number and certain other information, fails to provide a certification of exempt status or fails to report the holder's full dividend and interest income.

         Payment of the proceeds of the disposition of our rights or acquired common stock to or through the U.S. office of any broker, U.S. or foreign, generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to the holder's non-U.S. status under penalties of perjury or otherwise establishes that the holder qualifies for an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied. Payment of the proceeds of the disposition of our rights or acquired common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding; however, if such broker has certain connections to the United States, then information reporting, but not backup withholding, will apply unless the holder establishes its non-U.S. status.

         Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Non-U.S. Holder's U.S. federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

                              PLAN OF DISTRIBUTION


         We are making this rights offering directly to you, the holders of our common stock, on a pro rata basis for each share of our common stock held at the close of business on October 31, 2002.

         We will pay D.F. King, the information agent, a fee of approximately $15,000 and EquiServe, the subscription agent, a fee of approximately $35,000 for their services in connection with this rights offering (which includes the subscription agent's fees associated with the exercise but not the sale of rights). We have also agreed to reimburse the information agent and the subscription agent their reasonable expenses.


         We estimate that our total expenses in connection with the rights offering, including registration, legal and accounting fees, will be $1.1 million.

         We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the shares of Series A common stock and the rights offered by this prospectus will be passed upon for us by Baker Botts L.L.P., New York, New York.

                                     EXPERTS

         The consolidated balance sheets of Liberty Media Corporation and subsidiaries ("New Liberty" or "Successor") as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive earnings, shareholders' equity, and cash flows for the years ended December 31, 2001 and 2000 and the period from March 1, 1999 to December 31, 1999 (Successor periods) and from January 1, 1999 to February 28, 1999 (Predecessor period) have been incorporated by reference herein in reliance upon the report, dated March 8, 2002, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The KPMG LLP report states that Liberty Media Corporation changed its method of accounting for derivative instruments and hedging activities in 2001.

         In addition, the KPMG LLP report contains an explanatory paragraph that states that, effective March 9, 1999, AT&T Corp., the former parent company of New Liberty, acquired Tele-Communications, Inc., the former parent company of Liberty Media Corporation, in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different basis than that for the periods before the acquisition and, therefore, is not comparable.

         The consolidated balance sheets of Telewest Communications plc and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein in reliance upon the report, dated February 28, 2002, of KPMG Audit Plc, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         Our Current Report on Form 8-K filed on February 13, 2002, as amended on April 15, 2002, which is incorporated by reference in this prospectus, includes the consolidated balance sheet of UnitedGlobalCom, Inc. (a Delaware corporation f/k/a New UnitedGlobalCom, Inc.) and subsidiaries as of December 31, 2001, and the related consolidated statements of operations and cash flows for the period from February 5, 2001 (inception) through December 31, 2001, and the consolidated balance sheets of UGC Holdings, Inc. (a Delaware corporation f/k/a UnitedGlobalCom, Inc.) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive (loss) income, shareholders' (deficit) equity and cash flows for each of the three years in the period ended December 31, 2001 (which we refer to as the UGC Financial Statements). After reasonable efforts, we have not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference in this prospectus of their report with respect to the UGC Financial Statements, and we have dispensed with the requirement under Section 7 of the Securities Act of 1933, as amended, to file their consent as an exhibit to the registration statement of which this prospectus forms a part in reliance on Rule 437(a) promulgated under the Securities Act. Because we have been unable to obtain the consent of Arthur Andersen LLP to the incorporation by reference of their audit report, you will not be able to recover any damages you may incur from Arthur Andersen LLP under Section 11 of the Securities Act in the event that the UGC Financial Statements contain any untrue statements of a material fact or omit to state a material fact required to be stated therein, in each case by virtue of their incorporation by reference herein.

                         WHERE TO FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about our company and the securities being offered hereby.

         The Securities and Exchange Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and is deemed to be part of this document except for any information superseded by this document or any other document incorporated by reference into this document. Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2001 shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         o Our Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002.

         o Our Quarterly Report on Form 10-Q for the three-month period ending March 31, 2002, filed on May 14, 2002.

         o Our Quarterly Report on Form 10-Q for the six-month period ending June 30, 2002, filed on August 14, 2002.

         o  Our Current Report on Form 8-K, filed on January 9, 2002.

         o Our Current Report on Form 8-K, filed on February 13, 2002, as amended by Current Report on Form 8-K/A, filed on April 15, 2002.

         o  Our Current Report on Form 8-K, filed on June 17, 2002.

         o  Our Current Report on Form 8-K, filed on September 30, 2002.

         o The description of our capital stock contained in Annex A to our Form 8-A filed under the Securities Exchange Act of 1934 on July 24, 2001, and any amendment or report filed for the purpose of updating that description.

         You may request a copy of these filings at no cost, by writing or telephoning the office of:


                               Investor Relations
                            Liberty Media Corporation
                             12300 Liberty Boulevard
                            Englewood, Colorado 80112
                            Telephone: (877) 772-1518


         Our annual, quarterly and special reports and other information are on file with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect our filings at the regional office of the Securities and Exchange Commission located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus.

         This prospectus incorporates by reference documents which include information concerning The News Corporation Limited, AOL Time Warner Inc., USA Interactive, Vivendi Universal, S.A., Sprint Corporation, Telewest Communications plc, Motorola Inc., IDT Corporation and UnitedGlobalCom, Inc., among other public companies. All of these companies file reports and other information with the Securities and Exchange Commission in accordance with the requirements of the Securities Act and the Securities Exchange Act. Information incorporated by reference into this prospectus concerning those companies has been derived from the reports and other information filed by them with the Securities and Exchange Commission. We had no part in the preparation of those reports and other information, nor are they incorporated by reference into this prospectus. You may read and copy any reports and other information filed by those companies with the Securities and Exchange Commission as set forth above.

         You should rely only on the information contained or incorporated by reference into this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the transaction being registered. All amounts are estimates except the registration fee.


Registration fees .......................................................... $   65,750
NYSE listing fee ...........................................................      5,000
Information agent fee ......................................................     15,000
Transfer agent/subscription agent fee ......................................     35,000
Legal fees and expenses ....................................................    450,000
Accounting fees and expenses ...............................................     25,000
Printing and engraving expenses ............................................    500,000
Miscellaneous ..............................................................     10,000
                                                                             ----------
         Total.............................................................. $1,105,750
                                                                             ==========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

     Article V, Section E of the Restated Certificate of Incorporation, as amended (the "Liberty Charter"), of Liberty Media Corporation, a Delaware corporation ("Liberty"), provides as follows:

     1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Liberty shall not be liable to Liberty or any of its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of Liberty existing at the time of such repeal or modification.

     2.  Indemnification.

     (a) Right to Indemnification. Liberty shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Liberty or is or was serving at the request of Liberty as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based upon matters which antedate the adoption of Section E of the Liberty Charter. Liberty shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Liberty.

     (b) Prepayment of Expenses. Liberty shall pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

     (c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by Liberty, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, Liberty shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     (d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Liberty Charter, Liberty's Bylaws, agreement, vote of shareholders or resolution of disinterested directors or otherwise.

     (e) Other Indemnification. Liberty's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

     3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of Section E of the Liberty Charter shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ITEM 16.   EXHIBITS.

     The following is a complete list of Exhibits filed as part of this registration statement.


EXHIBIT NO.    DOCUMENT
-----------    --------
     4.1       Specimen transferable subscription rights certificate

     4.2       Instructions for Use of Liberty Media Corporation Right Certificates

     4.3       Specimen certificate for shares of Series A common stock, par value $.01 per share, of the
               Registrant (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1
               of the Registrant (File No. 333-55998) as filed on February 21, 2001)

     5.1       Opinion of Baker Botts L.L.P.

EXHIBIT NO.    DOCUMENT
-----------    --------
     5.2       Opinion of Baker Botts L.L.P. regarding certain tax matters

    23.1       Consent of KPMG LLP

    23.2       Consent of KPMG Audit Plc

    23.3       Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

    24.1       Power of Attorney+

    99.1       Notice of Intent to Conduct Rights Offering

    99.2       Form of Notice of Guaranteed Delivery

    99.3       Form of DTC Participant Oversubscription Exercise Form

    99.4       Form of Letter from the Registrant to brokers, dealers and nominees

    99.5       Form of Letter from brokers, dealers and nominees to clients

    99.6       Form of Beneficial Owner Election Form

    99.7       Form of Nominee Holder Certification Form and Request for Additional Rights

    99.8       Form of Subscription Agent Agreement by and between the Registrant and EquiServe Trust
               Company, N.A.

    99.9       Form of Information Agent Agreement by and between the Registrant and D.F. King & Co., Inc.

   99.10       Important Tax Information


-----------------
+ Previously filed




ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Liberty pursuant to the foregoing provisions, or otherwise, Liberty has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Liberty of expenses incurred or paid by a director, officer or controlling person of Liberty in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Liberty will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     Liberty hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on October 28, 2002.


                                        LIBERTY MEDIA CORPORATION


                                        By:    /s/ Gary S. Howard
                                             -----------------------------------
                                             Name:   Gary S. Howard
                                             Title:  Executive Vice President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:


                       NAME                                            TITLE                             DATE
                       ----                                            -----                             ----
                        *                            Chairman of the Board and Director
              ---------------------
                 John. C. Malone

                        *                            President, Chief Executive Officer
              ---------------------                    (Principal Executive Officer) and
                Robert R. Bennett                      Director

                        *                            Executive Vice President, Chief Operating
              ---------------------                    Officer and Director
                  Gary S. Howard

                        *                            Senior Vice President and Treasurer
              ---------------------                    (Principal Financial Officer)
                David J.A. Flowers

                        *                            Senior Vice President and Controller
              ---------------------                    (Principal Accounting Officer)
               Christopher W. Shean

                        *                            Director
              ---------------------
                 Donne F. Fisher

                        *                            Director
              ---------------------
                  Paul A. Gould

                        *                            Director
              ---------------------
                  Jerome H. Kern

                                                     Director
              ---------------------
                   Kim Magness

                        *                            Director
              ---------------------
                 David E. Rapley

                        *                            Director
              ---------------------
                 Larry E. Romrell

           By: /s/ Robert W. Murray Jr.                                                            October 28, 2002
           ----------------------------
                 Attorney in Fact

                                  EXHIBIT INDEX


   EXHIBIT
   NUMBER      DESCRIPTION
   -------     -----------
     4.1       Specimen transferable subscription rights certificate

     4.2       Instructions for Use of Liberty Media Corporation Right Certificates

     4.3       Specimen certificate for shares of Series A common stock, par value
               $.01 per share, of the Registrant (incorporated by reference to Exhibit
               4.1 to the Registration Statement of Form S-1 of the Registrant (File No.
               333-55998) as filed on February 21, 2001

     5.1       Opinion of Baker Botts L.L.P.

     5.2       Opinion of Baker Botts L.L.P. regarding certain tax matters

    23.1       Consent of KPMG LLP

    23.2       Consent of KPMG Audit Plc

    23.3       Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

    24.1       Power of Attorney+

    99.1       Notice of Intent to Conduct Rights Offering

    99.2       Form of Notice of Guaranteed Delivery

    99.3       Form of DTC Participant Oversubscription Exercise Form

    99.4       Form of Letter from the Registrant to brokers, dealers and nominees

    99.5       Form of Letter from brokers, dealers and nominees to clients

    99.6       Form of Beneficial Owner Election Form

    99.7       Form of Nominee Holder Certification Form and Request for Additional Rights

    99.8       Form of Subscription Agent Agreement by and between the Registrant and EquiServe Trust
               Company, N.A.

    99.9       Form of Information Agent Agreement by and between the Registrant and D.F. King & Co., Inc.

   99.10       Important Tax Information


-------------
+ Previously filed